September 12, 2012

Mr. Robert Thompson

35386 North 95th Street

Scottsdale AZ 85262

Re: FINAL Letter Agreement – Retirement Compensation – Board of Directors

Dear Bob:

Thank you for your years of service to American Standard Energy Corp. (“American Standard”), as both a valued member and Chairman of the Board of Directors. You have helped American Standard through some difficult times, and, though you have decided to retire, we are pleased to have you continue as a shareholder.

As discussed, if this Letter Agreement is executed and approved by the Board of Directors of American Standard by [5:00 p.m. CDT] on September 12, 2012, we will provide you retirement compensation as follows:

1.	Your total cash compensation will be one hundred thousand dollars ($100,000), payable as follows:
a.	You will receive a lump-sum payment of twenty-five thousand dollars ($25,000) within five days of the approval of this Letter Agreement by the American Standard Board of Directors.
b.	You will receive fifty thousand dollars ($50,000) on January 2, 2013 and an additional twenty-five thousand dollars ($25,000) on March 31, 2013.

2.	We will provide you with five hundred dollars ($500) per month for each of the next six (6) months for incidental expenses, commencing October 1, 2012.

Additional terms and conditions of this Letter Agreement are as follows:

1.	Existing stock options which have vested will remain vested.

2.	Each of you and American Standard agrees that they will not disparage the other party’s reputation, and you will retain the confidentiality of all trade secrets, proprietary data or other confidential information which were communicated to or otherwise learned or acquired by you during your tenure as a Board Member and Chairman of the Board of American Standard.

4800 North Scottsdale Rd. Suite 1400, Scottsdale, AZ 85251 Main (480) 371-1929 Fax (480) 990-2732

Mr. Robert Thompson

September 12, 2012

Page Two

3.	You will have an opportunity to review and approve language in the press release announcing your retirement, provided that you respond to the draft press release within eight (8) hours of it being provided to you by American Standard, such approval not to be unreasonably withheld.

4.	As of the effective date of this Letter Agreement, the Director Agreement will terminate without any further liabilities to either party. You agree to release American Standard from any claims, demands, and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the date of this Letter Agreement.

Please let me know if you have any questions about this Letter Agreement. If you are in agreement, please execute where noted below. As noted above, this Letter Agreement is subject to execution by both parties and approval of the American Standard Board of Directors by 5:00 p.m. CDT on September 12, 2012.

Sincerely,

Richard MacQueen

President and Director

Accepted and Agreed to:

/s/ Robert Thompson
Robert Thompson

12 September 2012

cc:	Scott Feldhacker

Members, Board of Directors

Sonnet C. Edmonds, Esq.

4800 North Scottsdale Rd. Suite 1400, Scottsdale, AZ 85251 Main (480) 371-1929 Fax (480) 990-2732